Exhibit 99

REGO Payment Architectures, Inc. Acquires Chore Check, LLC and gains 23,000+ User Base Prior to Commercial Launch This Month

BLUE BELL, Pa., Jan. 04, 2021 (GLOBE NEWSWIRE) -- REGO Payment Architectures, Inc. (“REGO”) (OTCQB:RPMT) today announced that it acquired Chore Check, LLC (“Chore Check”), on January 1st, 2021.

Chore Check offers a chore-setting iOS app for families with 6-18 year olds, and Chore Check Pay membership provides linked accounts plus a prepaid debit Mastercard® for children. The Chore Check service has over 23,000 users, who will be migrated to REGO’s Digital Wallet Platform, MazoolaSM.

Ada Vaughan, Chief Executive Officer, Chore Check said: “We’re so happy to bring Chore Check families to MazoolaSM so they can benefit from expanded features and the highest level of privacy for children’s information.”

Peter S. Pelullo, Chief Executive Officer, REGO said: “This acquisition is an important add-on to our financial literacy agenda within MazoolaSM. It also enables us to bring users to the platform utilizing minimal marketing resources. We are very excited to begin the New Year with this acquisition and look forward to our commercial launch later this month.”

Safe Harbor Statement

The information in this press release may contain forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties, and assumptions about us that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: our ability to raise additional capital, the absence of any material operating history or revenue, our ability to attract and retain qualified personnel, our ability to develop and introduce a new service and products to the market in a timely manner, market acceptance of our services and products, our limited experience in the industry, the ability to successfully develop licensing programs and generate business, rapid technological change in relevant markets, unexpected network interruptions or security breaches, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments, intense competition with larger companies, general economic conditions, and other risks as described by us in Item 1.A “Risk Factors” in our most recent Form 10-K; other risks to which our Company is subject; other factors beyond the Company’s control.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. The Company has no obligation to and does not undertake to update, revise, or correct any of these forward-looking statements after the date of this report.

About REGO Payment Architectures, Inc.

REGO is a digital solution that enables children to stay safe in today’s tech-first environment. The REGO Digital Wallet platform, MazoolaSM, allows parents and guardians to enable online shopping or digital spending at approved retailers, control what funds are available for which purchases, and reward children or pay allowance via the app. REGO is an innovative financial platform uniquely positioned due to its Children’s Online Privacy Protection Act (COPPA) and General Data Protection Regulation (GDPR) compliance. Visit us at regopayments.com

Media Contact:

Scott A. McPherson

REGO Payment Architectures, Inc.
325 Sentry Parkway, Suite 200
Blue Bell, PA 19422

pr@regopayments.com

(o) 267-465-7530